Exhibit 99.1

EXHIBIT A
CERTIFICATE OF DESIGNATION OF THE RIGHTS
AND PREFERENCES OF THE SERIES A
CONVERTIBLE PREFERRED STOCK OF SENTICORE, INC.

WE, Carl Gessner and Jay Patel, being the President and Secretary, and the Chief Executive Officer, respectively of Senticore, Inc., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), DO HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors by the Certificate of Incorporation and Section 151(g) of the Delaware General Corporation Law (the “DGCL”), the Board of Directors, by unanimous written consent on May 11, 2006, adopted the following resolution providing for the creation of the Corporation’s Series A Convertible Preferred Stock.

WHEREAS, the Articles of Incorporation, as amended, provide that the Corporation has authorized Two Hundred Million (200,000,000) shares of $.001 par value common stock (“Common Stock”) and Twenty Million (20,000,000) shares of $.001 par value preferred stock (“Preferred Stock”). The Articles of Incorporation of the Corporation, as amended, further provide that the Preferred Stock may be issued in classes and series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors, without any action by shareholders; and

WHEREAS, that pursuant to the authority vested in the Board of Directors of this Corporation by its Articles of Incorporation and by Section 151(g) of the DGCL, a series of preferred stock of the Corporation was created out of the Preferred Stock (the “Series A Convertible Preferred Stock”), by unanimous written consent of the Board of Directors on May 11, 2006, to consist of Twenty Million shares of which the preferences and relative other rights, and the qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation’s Articles of Incorporation), were established, as follows.

NOW THEREFORE BE IT:

RESOLVED, that the powers, preferences and rights granted to the Series A Convertible Preferred Stock or the holders thereof are as follows:

1.
Designation and Rank The series of Preferred Stock shall be designated the “Series A Convertible Preferred Stock” (“Series A Preferred”) and shall consist of 20,000,000 shares. The Series A Preferred and any other series of Preferred Stock authorized by the Board of Directors of this Corporation are hereinafter referred to as “Preferred Stock.” The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

2.
Non-Participating as to Dividends, Etc. The holders of the Series A Preferred shall not be entitled to receive Common Stock dividends or other distributions when, as, and if the same may be declared by the directors of the Corporation with respect to the Common Stock.

3.	Conversion into Common Stock.

(a)
Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, so long as there are sufficient authorized shares of common stock for conversion, any time after the date of issuance ( the “Conversion Date”) into four hundred (400) shares of fully paid and nonassessable shares of Common Stock (the “Conversion Ratio”).

(b)
Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A Preferred to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate of certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of suck certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted.

(c) Adjustments to Conversion Ratio.

(1)
Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series A Preferred at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder’s shares of Series A Preferred into shares of Common Stock pursuant to this Section 3 and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of common stock of the Corporation deliverable upon conversion of such Series A Preferred would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder’s rights pursuant to section 4(a).

Unless otherwise set forth by the board of Directors, the conversion Ratio shall not be affected by a stock dividend or subdivision (stock split) on the Common Stock of the Corporation, or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock. However, once the Series A Preferred has been converted to Common Stock, it shall be subject to all corporate actions that affect or modify the common stock.

(d)
No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, amend this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred against impairment.

(e)
Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series A preferred pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth the adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Ratio for the Series A Preferred at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred.

(f)
Notices of Record Date. In the event of any taking by the Corporation of a record to of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend ( other than a cash dividend which is the same as the cash dividends paid in the previous quarter) or other distribution, the Corporation shall mail to each holder of Series A Preferred at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(g)
Common Stock Reserved. The Corporation shall use its best efforts to take such action as may be necessary to reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Preferred.

4.
Voting Rights. Except as otherwise required by law, the holders of Series A Preferred and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each share of Series A Preferred shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote, or if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited ; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

5.	Covenants.

(a)
In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred, do any of the following:

(1)
take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Series A Preferred or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock;

(2) increase the size of any equity incentive plan(s) or arrangements;

(3) make fundamental changes to the business of the Corporation;

(4)	make any changes to the terms of the Series A Preferred or to the Corporation’s Articles of Incorporation or Bylaws, including by designation of any stock;

(5)
create any new class of shares having preferences over or being on a parity with the Series A Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement all of Series A Preferred then outstanding;

(6) accrue any indebtedness in excess of $10,000,000;

(7) make any change in the size or number of authorized directors;

(8) repurchase any of the Corporation’s Common Stock

(9)
sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation or more than 50% of the Stock of the Corporation;

(10)	make any repurchase of stock or options or warrants to purchase stock of the Corporation; or

(11)  make any sale of additional Preferred Stock.

6. Reissuance. No Share or shares of Series A Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

7. Directors. The holders of Series A Preferred and Common Stock voting together as a class shall be entitled to elect the directors compromising the Board of Directors (and to fill any vacancies with respect thereto).

The undersigned being the President and Secretary of the Corporation hereby declare under penalty of perjury that the forgoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock of Senticore, Inc., which was unanimously adopted by the Board of Directors of the Corporation and unanimously adopted by the holders of the Series A Preferred Stock as required by subsection Section 151(g) of the DGCL on May 11, 2006. The above instrument is our act and the act of the Corporation, and the facts stated therein are true.

SENTICORE, INC.

By: ____________________
Name: Jay Patel
Chief Executive Officer

ATTEST:

By: ____________________
Name: Carl Gessner
Title: President and Secretary

STATE OF FLORIDA )
ss.
COUNTY OF BROWARD )

On this ___ day of May, 2006, personally appeared before me Jay Patel and Carl Gessner, know to me to the Chief Executive Officer, and the President and Secretary, respectively, of Senticore, Inc., a Delaware corporation, and acknowledged they executed the above Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock of Senticore, Inc.

______________________________ [Notary Seal]
NOTARY PUBLIC